Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

POGO JET, INC.

Pogo Jet, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The amendment to the Corporation’s Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

2.	Article IV Corporation’s Restated Certificate of Incorporation is amended by adding the following paragraph immediately after the first paragraph of that Article:

“Effective at the time of filing (the “Effective Time”) of this certificate of amendment to the Certificate pursuant to the DGCL, and notwithstanding any contrary provision in the Certificate, each twelve (12) shares of the Common Stock (the “Old Common Stock”) issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified and combined (the “Combination”) into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by twelve (12) shall, in lieu of receiving such fractional share, be entitled to receive from the Corporation cash in an amount equal to the fair value of the fractional share as determined in good faith by the Corporation’s Board of Directors. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of any fractional share of New Common Stock); provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination as well as any cash in lieu of a fractional share of New Common Stock to which such holder may be entitled pursuant to this paragraph.”

3.	Article IV.B.1(l) of the Corporation’s Restated Certificate of Incorporation is amended by deleting the existing definition of “Qualified Public Offering” in its entirety and substituting therefor a new definition of “Qualified Public Offering” which shall read in its entirely as follows:

““Qualified Public Offering” shall mean either (i) a firm commitment underwritten offer and sale of Common Stock to the public or (ii) an offer and sale of Common Stock to the public pursuant to a method of distribution know as an OpenIPO® whereby the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriters and other securities dealers participating in the public offering, in either case, having aggregate net proceeds to the Corporation of not less than $30,000,000, at a per share offering price (prior to underwriters’ commissions and expenses) of not less than $10.00 per share of Common Stock (as adjusted for any stock split, stock dividend, recapitalization or the like occurring after the date of this Certificate but not, for the avoidance of doubt, adjusted for the Combination).”

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation as of this      day of                     , 2007.

POGO JET, INC.

By:
Cameron R. Burr
Executive Vice President